Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of April 1, 2021, is made by and between SYYM LLC, as noteholder and collateral agent (the “Holder”), MariMed, Inc. (“MariMed”) and MariMed Hemp, Inc., as co-borrowers (individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, the Holder and the Borrowers entered into a Facility Agreement dated as of June 4, 2019 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Facility Agreement”), whereby the Borrowers issued to the Holder, and the Holder acquired from the Company, a Promissory Note due January 31, 2020, in the aggregate original principal amount of $10,000,000 (the “Original Note”);

WHEREAS, the Holder, the Borrowers and the other Loan Parties entered into an Amendment Agreement dated February 10, 2020, whereby among other things the Lender and the Borrowers amended and restated the Original Note (the “1st A&R Note”); and

WHEREAS, the Holder, the Borrowers and the other Loan Parties entered into an Amendment Agreement dated June 24, 2020, whereby among other things the Lender and the Borrowers amended and restated the 1St A&R Note (the “2nd A&R Note”)

WHEREAS, the parties now desire to amend and restate the 2nd A&R Note in the form attached hereto as Exhibit A (the “3rd A&R Note”) subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given such terms in the Facility Agreement or the 3rd A&R Note, as applicable.

2.	Revocation of Prepayment Notice. MariMed previously delivered a Prepayment Notice (as defined in the 2nd A&R Note) to the Holder. MariMed hereby revokes, and Holder hereby accepts revocation of, such Prepayment Notice.

3.	Certain Acknowledgements.

a.	The 3rd A&R Note is a valid and enforceable obligation of the Borrowers and is not subject to any setoff, deduction, counterclaim or defense of any kind or character whatsoever.

b.	To the knowledge of each of the Borrowers and the Holder, 1) no Event of Default has occurred and is continuing under the Transaction Documents or the 2nd A&R Note and 2) there is no event or circumstance which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an Event of Default thereunder.

c.	The Holder has fully and timely performed all of its obligations and duties in compliance with the Transactions Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

d.	In further consideration of the Holder’s execution of this Agreement, each Loan Party, on behalf of itself and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Holder and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the “Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Holder or any other Releasee with respect to the Transaction Documents (collectively, the “Claims”). Each Loan Party further agrees that none of them shall commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Claim. Notwithstanding anything to the contrary set forth above, the release provided for in this Section 3(d) shall not apply to the obligations of the Releasees provided for in this Amendment Agreement.

4.	Representations and Warranties of Borrowers. Each Borrower represents and warrants, severally and jointly, to the Holder that:

a.	Authorization; Enforcement. Each Borrower has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the 3rd A&R Note and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the 3rd A&R Note by each Borrower and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each such Borrower and no further action is required by any Borrower in connection herewith or therewith. This Agreement, and the 3rd A&R Note have been (or upon delivery will have been) duly executed by each Borrower and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of each such Borrower enforceable against each such Borrower in accordance with its terms.

b.	No Conflicts. The execution, delivery and performance by each Borrower of this Agreement and the 3rd A&R Note, and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of such Borrower’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of any Borrower, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, securities purchase agreement, debt or other instrument (evidencing a Borrower Indebtedness or otherwise) or other understanding to which any Borrower is a party or by which any property or asset of any Borrower is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which a Borrower is subject (including federal and state securities laws and regulations), or by which any property or asset of a Borrower is bound or affected.

c.	Absence of Defaults. No Event of Default has occurred or is continuing, and each Borrower has complied in all material respects with their respective obligations under the Transaction Documents.

d.	Solvency. Based on the consolidated financial condition of each such Borrower as of the date hereof, after giving effect to the transactions contemplated hereunder: (i) the fair saleable value of such Borrower’s tangible assets exceeds the amount that will be required to be paid on or in respect of such Borrower’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) such Borrower’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by such Borrower, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of such Borrower, together with the proceeds such Borrower would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Such Borrower does not intend to incur Indebtedness beyond its ability to pay such Indebtedness as it matures (taking into account the timing and amounts of cash to be payable on or in respect of its Indebtedness).

e.	Representations and Warranties in Transaction Documents. The representations and warranties set forth in each Transaction Document shall, in each case, be true and correct in all respects with the same effect as made on the date of this Agreement and the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case, except as set forth in the Company’s most recent periodic report filed with the Commission.

f.	Rule 144. The Borrowers acknowledge and agree that the holding period for purposes of Rule 144 under the U.S. Securities Act of 1933, as amended, of the 3rd A&R Note tacks back to June 4, 2019, and, accordingly, the 3rd A&R Note, and any shares of common stock of MariMed issuable thereunder (“Note Shares”), shall be issued to the Holder free and clear of any restrictive legends or other restrictions on transfer. Borrowers will, at their own expense, obtain any legal opinions necessary to cause the Note and the Note Shares to be free from restrictive legends at all times. The Borrowers will cooperate, at the Borrowers’ expense, with Holder in providing MariMed’s transfer agent and the Holder’s broker with all opinions, certificates and representation letters requested by Holder. The Holder is not currently, and has not been at any time during the prior 3 months, an “affiliate” (within the meaning of Rule 144) of MariMed. In the event that the Holder becomes an “affiliate” of MariMed after the date hereof, the Holder will only sell the shares of common stock issued under the 3rd A&R Note in compliance with all applicable provisions of Rule 144. The Holder understands that MariMed will be issuing shares of common stock to the Holder without restrictive legends in reliance on the representations and covenants in this Section.

g.	Note Shares. MariMed has reserved a sufficient number of its authorized and unissued shares of common stock to fulfill its obligation to issue Note Shares under the 3rd A&R Note. The shares of common stock of MariMed issuable pursuant to the 3rd A&R Note will be, when issued pursuant to the3rd A&R Note in accordance with their respective terms, duly authorized, validly issued, fully paid and non-assessable shares of MariMed’s common stock.

5.	Representations and Warranties of Holder. Holder represents and warrants to the Borrowers that:

a.	Authorization; Enforcement. Holder has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Holder and the consummation by Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holder and no further action is required by Holder in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by Holder and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Holder enforceable against Holder in accordance with its terms.

b.	Ownership. Holder is the record and beneficial owner of the 2nd A&R Note free and clear of any lien or encumbrance and Holder has not transferred, assigned or otherwise encumbered the 2nd A&R Note in any respect.

c.	Security Interest. Holder has the unencumbered right to release the liens as contemplated by Section 8 hereof and it has not transferred or assigned its rights in and to the security covered in any manner or respect.

6.	Deliveries. In connection with the transactions contemplated by this Agreement, the Borrowers shall deliver to the Holder the following:

a.	on the date of this Agreement, a duly executed PDF copy of this Agreement and the 3rd A&R Note (collectively, the “Amendment Documents”) (and promptly after the date hereof the Borrower’s shall deliver “wet ink” originals of the Amendment Documents to the Holder); and

b.	on the date of this Agreement, satisfactory evidence that all corporate and other proceedings that are necessary in connection with the Amendment Documents have been taken.

7.	Intentionally Omitted .

8.	Release of Liens. The Holder shall promptly after the date of this Agreement release any liens that secured the Borrower’s obligations under the 2nd A&R Note. The 3rd A&R Note shall be a general, unsecured obligation of the Borrowers. The Holder agrees that at any time and from time to time, the Holder will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Borrowers may reasonably request, in furtherance of the release of the liens as provided above.

9.	Transaction Documents. Each Amendment Document is a Transaction Document. The Amendment Documents, together with the other Transaction Documents, are the entire agreement among the parties with respect to the subject matter hereof.

10.	No Modification. Except as set forth in the Amendment Documents, nothing shall be deemed or construed to amend, supplement or modify the other Transaction Documents or otherwise affect the rights, remedies and/or obligations of any party thereto, all of which remain in full force and effect.

11.	Successors and Assigns; Survival. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and each of their respective successors and assigns. The representations and warranties of the Borrowers and the Holder shall survive the consummation of the transactions contemplated by this Agreement.

12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties submit to the non-exclusive jurisdiction of the state courts located in New York County, New York for any action, proceeding or dispute arising out of this Agreement.

13.	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

14.	Announcement. The Company shall file a Form 8-K announcing the terms of this Agreement and filing this Agreement as an exhibit thereto on or before 5:30 p.m. (local time in New York, New York) on the Business Day after the date of this Agreement. Following the filing of such Form 8-K the Holder shall not be deemed to be in possession of any material, non-public information of the Borrowers.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MariMed, Inc.

By
Name:
Title:

MariMed Hemp, Inc.

By
Name:
Title:

SYYM LLC

By
Name:
Title: